Exhibit 10.1

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

This compensation policy has been developed to compensate the non-employee directors of Lantronix, Inc. (the "Company") for their time, commitment and contributions to the Board of Directors of the Company (the "Board"). Directors who are also employees of the Company are not paid any fees or remuneration for their service on the Board or on any Board committee.

Cash Compensation

Annual Retainer

Each non-employee director will be paid an annual retainer of $36,000 for his or her service on the Board. Annual retainers will be paid in equal quarterly installments.

Chairman of the Board Retainer

A non-employee director serving as Chairman of the Board will be paid an annual retainer of $20,000 in addition to his or her annual retainer as a non-employee director. The Chairman of the Board retainer will be paid in equal quarterly installments.

Committee Chairmanship Retainers

Each non-employee director serving as Chairman of the Audit, Compensation and Corporate Governance and Nominating Committees of the Board will be paid an annual retainer in addition to his or her annual retainer as a non-employee director, as follows:

Committee Chairmanship	Annual Retainer
Audit	$12,500
Compensation	$10,000
Corporate Governance and Nominating	$10,000

Committee chairmanship retainers will be paid in equal quarterly installments.

Meeting Attendance Fees

Each non-employee director will be paid a meeting fee of $1,000 for each regular or special Board meeting attended in person or by telephone in excess of twelve meetings during the fiscal year. Each non-employee director will be paid a meeting fee of $1,000 for attending in person or by telephone a regular or special meeting a committee of which he or she is a member, in excess of twelve meetings per committee during the fiscal year. For purposes of this policy, a meeting is defined as a duly noticed meeting of the Board or a committee for which minutes are kept.

Ad Hoc Committees

From time to time, the Board may establish ad hoc committees of the Board to address issues with defined scope and authority. At the time such a committee is established the Board will determine the compensation payable to non-employee directors for services rendered in connection with the committee.

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Equity Compensation

The Board will make an annual grant of restricted stock units (RSUs) to each non-employee director upon his or her election at the Company's annual meeting of stockholders. The number of RSUs subject to each such grant shall equal $60,000 divided by the average of the closing prices (in regular trading) of a share of Company common stock on The Nasdaq Stock Market for the last thirty (30) trading days of the fiscal quarter preceding the fiscal quarter in which the date of grant of such award occurs, rounded to the nearest whole share. Each such award of RSUs will be scheduled to vest as to fifty percent (50%) of the RSUs subject to the award six months after the grant date and the remaining fifty percent (50%) of the RSUs subject to the award will be scheduled to vest on the earlier of (i) the one year anniversary of the grant date or (ii) the day immediately preceding the date of the first annual meeting of the Company’s stockholders at which one or more members of the Board are to be elected that occurs in the year following the year in which the date of grant of the award occurs.

If a non-employee director is appointed to the Board at a time other than at the Company’s annual stockholders meeting, the director shall receive an initial award of RSUs. The number of RSUs subject to each such grant shall equal (i) $60,000, divided by (ii) the average of the closing prices (in regular trading) of a share of Company common stock on The Nasdaq Stock Market for the last thirty (30) trading days of the fiscal quarter preceding the fiscal quarter in which the date of grant of such award occurs, multiplied by (iii) a fraction, the numerator of which is 365 less the number of calendar days that have elapsed since the Company’s most recent annual meeting of stockholders and the denominator of which is 365, rounded to the nearest whole share. If such an award is granted more than six months after the Company’s most recent annual meeting of stockholders, the RSUs subject to such award will be scheduled to vest on the on the earlier of (i) the date that is one year after such most recent annual meeting of stockholders or (ii) the day immediately preceding the date of the first annual meeting of the Company’s stockholders at which one or more members of the Board are to be elected that occurs in the year following the year in which the date of grant of the award. If such an award is granted not more than six months after the Company’s most recent annual meeting of stockholders, a portion of the RSUs subject to the award will be scheduled to vest on the date that is six months after the Company’s most recent annual meeting of stockholders and the balance of such award will be scheduled to vest on the earlier of (i) the date that is one year after such most recent annual meeting of stockholders or (ii) the day immediately preceding the date of the first annual meeting of the Company’s stockholders at which one or more members of the Board are to be elected that occurs in the year following the year in which the date of grant of the award, with the number of RSUs allocated to each scheduled vesting date to be proportionate based on the period of time from and including the actual date of grant of the award through and including the scheduled vesting date (ignoring, for purposes of this allocation, clause (ii) of such vesting provision).

Notwithstanding the foregoing, in the event that a Change in Control of the Company occurs, each such award of RSUs theretofore granted to a non-employee director, to the extent that the award is then outstanding and otherwise unvested, shall accelerate and become fully vested as of (or, as may be necessary to effectuate the purposes of this acceleration, immediately prior to) the date of the Change in Control. For this purposes, a “Change in Control” has the meaning given to such term in the award agreement evidencing the award.

Expense Reimbursement

Each of the non-employee directors will be entitled to receive reimbursement for reasonable expenses which they properly incur in connection with their functions and duties as a director, including travel expenses incurred to attend meetings not to exceed $2,000 per meeting requiring travel.

Amendments, Revision and Termination

This policy may be amended, revised or terminated by the Board at any time.

Adopted: November 12, 2012, effective January 1, 2013

Revised: September 13, 2021

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